UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report: July 27, 2022

ALTITUDE INTERNATIONAL HOLDINGS, INC.

(Exact name of Registrant as specified in its Charter)

New York	000-55639	13-3778988
(State or Other Jurisdiction	(Commission	(I.R.S. Employer
of Incorporation)	File Number)	Identification No.)

4500 SE Pine Valley Street, Port St. Lucie, FL 34952

(Address of Principal Executive Offices)

772-323-0625

(Registrant’s Telephone Number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions (see general instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14-a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act: None.

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Agreement.

On July 27, 2022, Altitude International Holdings, Inc. (the “Company”) executed a Third Addendum to Purchase and Sale Agreement (the “Addendum”) with Sandpiper Resort Properties, Inc. and Holiday Village of Sandpiper, Inc. (collectively, “Sandpiper”), modifying that certain Purchase and Sale Agreement effective as of April 25, 2022 (the “Agreement”) for the purchase by the Company of property in Port Saint Lucie, Florida (the “Property”). The Property being sold is the Property on which the Company’s facilities are currently located and where the Company currently operates and includes approximately 216 acres and approximately 3,000 feet of waterfront property.

Under the terms of the Addendum, the Agreement is modified such that the Company shall pay a Third Deposit of $250,000 to Sandpiper by July 29, 2022. The Company’s total deposit shall then be $1,250,000. Additionally, the parties have agreed that the Closing Date shall be August 31, 2022.

Further, section 12.12.2 and 12.12.3 of the Agreement, discussing Material Loss and Nonmaterial Loss respectively, are amended by the Addendum. Section 12.12.2 is changed such that if the Casualty Renovation Cost exceeds $250,000 and either party elects not to pay the excess then either party may terminate the Agreement by Notice delivered to the other party, in which case the Deposit shall be returned to the Company. Pursuant to the amended 12.12.3 section, if the Casualty Renovation Cost is less than or equal to $250,000, neither party shall have any right to terminate the Agreement.

The remaining terms of the Agreement remain unchanged.

Item 9.01 Financial Statements and Exhibits.

Exhibit No.	Description

10.1	Third Addendum To Purchase And Sale Agreement
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: July 29, 2022

ALTITUDE INTERNATIONAL HOLDINGS, INC.

By:	/s/ Gregory Breunich
Name:	Gregory Breunich
Title:	Chief Executive Officer

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